EXHIBIT 5.1

PILLSBURY WINTHROP LLP

2475 Hanover Street

Palo Alto, CA 94304-1115

January 23, 2004

Drexler Technology Corporation

1077 Independence Avenue

Mountain View, California 94043-1601

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are acting as counsel for Drexler Technology Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 relating to the registration under the Securities Act of 1933 (the “Securities Act”) of 1,087,521 shares of Common Stock, $.01 par value per share (the “Common Stock”), of the Company, all of which are to be offered and sold by certain stockholders, warrant and option holders of the Company (the “Selling Stockholders”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that the up to 791,172 shares of Common Stock to be offered and sold by the Selling Stockholders have been duly authorized and legally issued and are fully paid and nonassessable. We are of the further opinion that the 312,173 shares of Common Stock to be offered and sold by such Selling Stockholders will be, when issued pursuant to the exercise of outstanding options and warrants held by them, duly authorized and legally issued, fully paid, and nonassessable. This opinion is limited to matters governed by the General Corporation Law of the State of Delaware.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus included therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/     PILLSBURY WINTHROP LLP